UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 22, 2004
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-28472

Delaware	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Following the election of Peter G. Hanelt and Thomas J. Parilla as members of the Registrant's Board of Directors, the Registrant entered into an indemnification agreement with each of Mr. Hanelt and Mr. Parilla on October 22, 2004. The terms of the indemnification agreement are similar to the form of indemnity agreement that the Registrant has previously entered into with certain of its officers and directors. The Registrant's form of indemnity agreement is filed as Exhibit 10.9 to its Registration Statement on Form SB-2, as amended (Commission registration no. 333-2228).

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective October 22, 2004, Mr. Venkatapathi N. Rayapati resigned from the Registrant's Board of Directors.

(d) Effective October 22, 2004, the Registrant's Board of Directors elected Peter G. Hanelt and Thomas J. Parilla as members of the Registrant's Board of Directors and appointed each of them to serve as a member of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee of the Registrant's Board of Directors. Pursuant to the Registrant's 2002 Director Option Plan, each of Messrs. Hanelt and Parilla was granted an option to purchase 30,000 shares of the Registrant's Common Stock, vesting over a period of two years, with twenty-five percent vesting every six months. Each of Messrs. Hanelt and Parilla will also be entitled to receive cash compensation and additional option grants in accordance with the Registrant's director compensation policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: October 27, 2004